DEAN HELLER                                           Entity # C13000-1996
Secretary of State                         Document Number: 20050500744-17
204 North Carson Street, Suite 1         Date Filed: 10/24/2005 4:05:50 PM
Carson City, Nevada 89701-4299                        In the office of
(775)684-5708                                            Dean Heller
Website: secretaryofstate.biz                          Secretary of State

Certificate of Amendment
(PURSUANT TO NRS 78.385 and 78.390)

Important: Read attached instructions before completing form. Above space for office use only


             Certificate of Amendment to Articles of Incorporation
                       For Nevada Profit Corporations

                     (Pursuant to NRS 78.385 and 78.390)

1.  Name of Corporation:

     Cybertel Capital Corporation

2. The articles have been amended as follows (provide article numbers if available):

     RESOLVED, that the Company effect a reverse split of its outstanding common stock on the basis of one for 500, while retaining the current par value of one mill ($0,001) per share, with appropriate adjustments being made in the additional paid in capital and stated capital accounts of the Company, with all fractional shares to be rounded up to the nearest whole share.

3. The vote by which the stockholders holding shares in the corporation entitling them to exercise at least a majority of the voting power, or such greater proportion of the voting power as may be required in the case of a vote by classes or series, or as may be required by the provisions of the articles of incorporation have voted in favor of the amendment is:

     Stockholder vote not required

4.  Effective date of filing (optional):

     10/26/2005

5.  Officer Signature (required): /s/ Albert Gomez
                                  ------------------------------------------


*If any proposed amendment would alter or change any preference of any relative or other right given to any class or series of outstanding shares, then the amendment must be approved by the vote, in addition to the affirmative vote otherwise required, of the holders of shares representing a majority of the voting power of each class or series affected by the amendment regardless of limitations or restrictions of the voting power thereof.

IMPORTANT: Failure to include any of the above information and submit the proper fees may cause this filing to be rejected.

This form must be accompanied by appropriate fees.  See attached fee schedule.